CONSENT

The undersigned hereby consents to (i) the assignment by Columbia Management Distributors, Inc. (“CMDI”) of all of its rights and obligations under the Participation Agreement referenced on Schedule A hereto to RiverSource Fund Distributors, Inc. (“RSFD”), effective upon the closing (the “Closing”) of the acquisition by Ameriprise Financial, Inc. or its affiliates of the long-term fixed income and equity asset management business of Columbia Management Group, LLC and its related affiliates from Bank of America, N.A. (the “Transaction”), and (ii) if the change of control of Columbia Wanger Asset Management, L.P. (“CWAM”) resulting from the Transaction is deemed an assignment of the Participation Agreement by CWAM, such assignment by CWAM effective upon the Closing.

Date:	3/29/10

CONSENTED & AGREED PHL VARIABLE INSURANCE COMPANY

By:	/s/ Jeanie Gagnon
Name:	Jeanie Gagnon
Title:	2VP

Schedule A

Participation Agreement

Participation Agreement, dated as of April 4, 2008, by and among PHL Variable Insurance Company, Columbia Management Distributors, Inc., Columbia Wanger Asset Management, L.P. and Wanger Advisors Trust, as amended